Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-155247 on Form F-3 of our report dated June 30, 2009 relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”), (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the consolidated financial statements referred to above have been prepared in accordance with IFRS-IASB and that, accordingly, the financial information for 2007 and 2006 differ from those contained in the consolidated financial statements filed on Form 20-F for the year ended December 31, 2007, which were prepared in accordance with International Financial Reporting Standards, as adopted by the European Union required to be applied under Bank of Spain’s Circular 4/2004) and of our report dated June 30, 2009, relating to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Bank for the year ended December 31, 2008.
/s/ Deloitte, S.L.
DELOITTE, S.L.
Madrid, Spain
June 30, 2009